Exhibit 99.4

Harbor Acquisition Corporation

400 Crown Colony Drive, Suite 104

Quincy, MA  02169

January 10, 2008

Elmet Technologies, Inc.

1560 Lisbon Street

Lewiston, ME  04240

Attn: John S. Jensen, President

Re:                               Stock Purchase Agreement dated as of October 17, 2006, as amended (the “Stock Purchase Agreement”) by and among Elmet Technologies, Inc. (“Elmet”), the stockholders of Elmet and Harbor Acquisition Corporation (“Harbor”)

Gentlemen:

Harbor acknowledges Elmet’s current intent to borrow funds from its existing lender (or, if Elmet elects, an alternative lender) to purchase up to 2.0 million shares of Harbor Common Stock that were issued in Harbor’s initial public offering (the “Shares”), pledge the Shares to such lender, purchase the Shares, and then later distribute the Shares to its then current stockholders, and take any other related or appropriate actions, all as described in, and subject to, the matters set forth in that certain letter from Elmet to Harbor of even date herewith (collectively, the “Share Transactions”).  Capitalized terms not defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement.

Harbor further acknowledges that in connection with the Share Transactions, Elmet and the Stockholders’ Representative have requested Harbor to waive certain provisions of the Purchase Agreement and have also requested that Harbor agree to take certain other further actions.  This letter confirms that Harbor grants such waivers and agrees to take such further actions, all subject to the condition that the amounts borrowed, if any, by Elmet to purchase the Shares will constitute Company Debt that shall be deducted from the Aggregate Value to determine the Net Equity Value and thereafter repaid from such Aggregate Value that would otherwise be payable to the Elmet stockholders.

Subject to the conditions described above, Harbor hereby waives or excepts, as the case may be, the applicability of any actions, agreements or undertakings related to the Share Transactions, from the following provisions of the Purchase Agreement: Section 2 (representations and warranties), Section 4.1 (conduct of business), Sections 6.1 and 6.2 (closing conditions) Section 9.9 (integration) and the Disclosure Schedules, as well as any other provision of the Purchase Agreement that might be breached or otherwise not complied with or fulfilled as a result of such actions.

Further, Harbor hereby also agrees that if Elmet purchases any Shares and the Purchase Agreement is thereafter terminated for any reason, Harbor shall, within 15 days after such termination, adopt a specific plan of dissolution and liquidation for approval by the Harbor stockholders and recommend such plan for such approval.  Harbor shall also file a preliminary proxy statement with the SEC setting out such plan of dissolution and liquidation within 30 days after such termination, and will use all reasonable and diligent effort to thereafter finalize the proxy statement and secure stockholder approval of the plan as soon as practicable.

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Sincerely,

HARBOR ACQUISITION CORPORATION

By:	/s/ Robert J. Hanks
Robert J. Hanks, Chief Executive Officer